Exhibit 5.1

February 25, 2025

Kraft Heinz Foods Company

One PPG Place

Pittsburgh, Pennsylvania 15222

KRAFT HEINZ FOODS COMPANY

$500,000,000 5.200% Senior Notes due 2032

$500,000,000 5.400% Senior Notes due 2035

Ladies and Gentlemen:

We have acted as special Pennsylvania counsel to Kraft Heinz Foods Company, a Pennsylvania limited liability company (formerly known as H.J. Heinz Company and formerly a Pennsylvania corporation) (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-284906-01) (the “Registration Statement”), which was filed by the Company and The Kraft Heinz Company, a Delaware corporation (formerly known as H.J. Heinz Holding Corporation) (the “Guarantor”), with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of certain securities of the Company, and the issuance by the Company of $500,000,000 aggregate principal amount of the Company’s 5.200% Senior Notes due 2032 (the “2032 Notes) and $500,000,000 aggregate principal amount of the Company’s 5.400%% Senior Notes due 2035 (the “2035 Notes” and, together with the 2032 Notes, the “Notes”), as described in the Company’s Prospectus, dated February 13, 2025 (the “Base Prospectus”), and Prospectus Supplement, dated February 19, 2025 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). The Registration Statement became effective on February 13, 2025. This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

The Notes are being issued under that certain indenture dated as of July 1, 2015 (the “Base Indenture”) among the Company, the Guarantor and Deutsche Bank Trust Company Americas (as successor trustee to Wells Fargo Bank, National Association), as trustee (the “Trustee”), as previously supplemented and as supplemented by the supplemental indenture, dated as of February 25, 2025 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), and are being offered to the public in accordance with an Underwriting Agreement, dated February 19, 2025 (the “Underwriting Agreement”), among the Company, the Kraft Heinz Company, and the Underwriters named on Schedule I thereto. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Prospectus or the Indenture.

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Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

(a)	the Registration Statement;

(b)	the Base Prospectus;

(c)	the Prospectus Supplement;

(d)	the Base Indenture;

(e)	the Supplemental Indenture;

(f)	the global note certificate dated the date hereof representing the Notes; and

(g) the Underwriting Agreement.

The documents referred to in clauses (d) through (g) above are referred to collectively as the “Subject Documents” and each, individually, as a “Subject Document.”

In addition we have examined and relied upon the following:

(i) a certificate from the Secretary of the Company certifying as to (A) true and correct copies (1) of the Amended and Restated Articles of Incorporation and Bylaws, as amended, of the Company as in effect on July 1, 2015 (the “Corporate Organizational Documents”) and (2) the Certificate of Organization and Operating Agreement of the Company (the “LLC Organizational Documents”, and together with the Corporate Organizational Documents, the “Organizational Documents”); (B) the resolutions of the Board of Directors or Board of Managers of the Company authorizing, as applicable (1) the filing of the Registration Statement by the Company, (2) the issuance, execution, delivery and performance of the Underwriting Agreement, the Base Indenture, the Supplemental Indenture and the Notes by the Company and (3) the sale of the Notes by the Company pursuant to the Underwriting Agreement (the “Authorizing Resolutions”); and (C) the incumbency and specimen signature(s) of the individual(s) authorized to execute and deliver such Subject Documents on behalf of the Company;

(ii) a certificate dated February 24, 2025 issued by the Office of the Secretary of the Commonwealth of Pennsylvania, attesting to the subsistence of the Company in the Commonwealth of Pennsylvania (the “Status Certificate”); and

(iii) originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

“Applicable Law” means the internal laws of the Commonwealth of Pennsylvania.

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

(a) Factual Matters. To the extent that we have reviewed and relied upon (i) certificates of the Company or authorized representatives thereof, (ii) representations of the Company and the Guarantor set forth in the Subject Documents (if any) and (iii) certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with regard to factual matters and all official records (including filings with public authorities) are properly indexed and filed and are accurate and complete.

(b) Authentic and Conforming Documents. All documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents.

(c) Signatures; Legal Capacity. The signatures of individuals who have signed or will sign the Subject Documents are genuine. All individuals who have signed or will sign the Subject Documents have the legal capacity to execute such Subject Documents.

(d) No Mutual Mistake, Amendments, etc. There has not been any mutual mistake of fact, fraud, duress or undue influence in connection with the issuance of the Notes contemplated by the Registration Statement, Prospectus and Indenture. There are no oral or written statements or agreements that modify, amend or vary, or purport to modify, amend or vary, any of the terms of the Subject Documents except for, in the case of the terms of the Base Indenture, the Supplemental Indenture.

Our Opinions

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

1. Organizational Status. The Company is a validly existing limited liability company under the laws of the Commonwealth of Pennsylvania, and is subsisting under such laws.

2. Power and Authority; Authorization. The Company had the corporate power and has the limited liability company power to enter into the Base Indenture, and has taken all necessary corporate and limited liability company action to duly authorize the execution, delivery and performance thereof. The Company has the limited liability company power to enter into each of the Underwriting Agreement, the Supplemental Indenture and the Notes, and has taken all necessary limited liability company action to duly authorize the execution, delivery and performance thereof. The Underwriting Agreement, the Supplemental Indenture and the Notes are duly authorized by the Company.

3. Execution and Delivery. The Company has duly executed and delivered each of the Underwriting Agreement, Base Indenture, the Supplemental Indenture and the Notes.

4. Noncontravention. Neither the execution and delivery by the Company of each of the Base Indenture, the Supplemental Indenture and the Notes, nor the performance by the Company of its obligations thereunder (including the issuance, authentication, sale and delivery of the Notes): (a) violates any provision of the Organizational Documents of the Company or (b) violates any statute or regulation of Applicable Law that, in each case, is applicable to the Company.

Matters Excluded from Our Opinions

We express no opinion with respect to the following matters:

(a) Certain Laws. The following laws, and regulations promulgated thereunder, and the effect of such laws and regulations on the opinions expressed herein: Federal laws; securities and Blue Sky laws; antifraud, derivatives or commodities laws; banking laws; anti-terrorism laws; laws governing embargoed persons; anti-money laundering laws; truth-in-lending laws; equal credit opportunity laws; consumer protection laws; pension and employee benefit laws; tax laws; health and occupational safety laws; environmental laws; building codes and zoning, subdivision and other laws governing the development, use and occupancy of real property; antitrust and unfair competition laws; and laws governing specially regulated industries (such as communications, energy, gaming, healthcare, insurance, transportation and utilities) or specially regulated products or substances (such as alcohol, drugs, food and radioactive materials).

(b) Local Ordinances. The ordinances, statutes, administrative decisions, orders, rules and regulations of any municipality, county, special district or other political subdivision of a state.

(c) Enforceability. The validity, binding effect or enforceability of the Base Indenture, the Supplemental Indenture, the Notes, the Underwriting Agreement or any other document referred to therein or in the Registration Statement.

Qualifications and Limitations Applicable to Our Opinions

The opinions set forth above are subject to the following qualifications and limitations:

(a) Applicable Law. Our opinions are limited to the Applicable Law, and we do not express any opinion concerning any other law.

(b) Noncontravention. With respect to our opinion as to whether the execution, delivery and performance of each of the Base Indenture, the Supplemental Indenture and the Notes violate Applicable Law, our opinion is limited to our review of only those statutes and regulations of Applicable Law that, in our experience, are normally applicable to transactions of the type contemplated by the Subject Documents and to business organizations generally.

Miscellaneous

The foregoing opinions are being furnished only for the purpose referred to in the first paragraph of this opinion letter. Our opinions are based on statutes, regulations and administrative and judicial interpretations which are subject to change. We undertake no responsibility to update or supplement these opinions subsequent to the date hereof. Headings in this opinion letter are intended for convenience of reference only and shall not affect its interpretation. We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement, and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ McGuireWoods LLP

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